EXHIBIT 99.1

T-Mobile Celebrates 4 Years as a Public Company with Industry Leading Customer & Financial Growth and Game-Changing Spectrum Auction Results

1.1 Million Customer Net Additions, Record-Low Churn of 1.18%,
and 11% Growth in Service and Total Revenues

Industry-leading customer growth:
•1.1 million total net additions - 4 years of adding more than 1 million every quarter
•914,000 total branded postpaid net additions - expect to lead industry for the 5th consecutive quarter
•798,000 branded postpaid phone net additions - expect to capture over 250% of industry growth
•386,000 branded prepaid net additions - led by continued strong performance at MetroPCS

•	Record-low branded postpaid phone churn of 1.18% - down 15 bps YoY and 10 bps QoQ

Industry-leading financial growth (all percentages year-over-year):

•	$7.3 billion service revenues, up 11% - expect to lead industry in growth for the 12th consecutive quarter

•	$9.6 billion total revenues, up 11%(1) - expect to lead industry in growth for the 15th quarter in past 4 years

•
$698 million net income, up 46%. Earnings per share ("EPS") of $0.80, up 43%. Excluding after-tax spectrum gains in Q1 2017 and Q1 2016, and certain net tax benefits related to a valuation allowance release recognized in Q1 2017, net income and EPS increased by $332 million and $0.38, respectively.

•	$2.7 billion Adjusted EBITDA(1)(2), down 5%. Excluding spectrum gains Adjusted EBITDA up 21%.

•	Net cash provided by operating activities of $1.7 billion. Free cash flow(2) of $185 million.

Recent 600 MHz spectrum win is a game changer for wireless consumers:

•	Purchased 31 MHz of spectrum covering 100% of the U.S. for $8.0 billion, quadrupling our low-band holdings

•	Won 45% of the spectrum sold, enabling more choice and competition for customers across the country

•	Expect at least 10 MHz covering over one million square miles will be clear in 2017

•	Initial deployment of the spectrum will start in 2017 with handsets arriving in time for the Q4 2017 Holiday season

Continued strong outlook for 2017:
•Guidance range for branded postpaid net additions increased to 2.8 to 3.5 million from 2.4 to 3.4 million
•Net income is not available on a forward looking basis(3)

•	Maintaining Adjusted EBITDA target of $10.4 to $10.8 billion, which includes leasing revenues of $0.8 to $0.9 billion.(2)
•Maintaining guidance of $4.8 to $5.1 billion of cash capital expenditures, excluding capitalized interest

•	Three-year compound annual growth rates (CAGRs) for net cash provided by operating activities and free cash flow from FY 2016 to FY 2019 remain unchanged at 15% to 18% and 45% to 48%, respectively(2)
________________________________________________________________

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. The effects of this change in accounting principle are provided in the financial tables on page 7.

(2)
Adjusted EBITDA is a non-GAAP financial measure and Free Cash Flow is a non-GAAP financial metric. These non-GAAP financial items should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial items to the most directly comparable GAAP financial items are provided in the financial tables on page 7 - 10.

(3)
T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense, interest expense and interest income.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - April 24, 2017 - T-Mobile US, Inc. (NASDAQ: TMUS) celebrates its 4th year as a public company with another incredible quarter where it expects to lead the industry in customer and financial growth. In addition, the 600 MHz auction results represent a major milestone for T-Mobile, enabling the Un-carrier to bring real choice and competition to wireless customers in every part of the United States.

In Q1 2017, we added 1.1 million total customers, marking four straight years of adding more than 1 million every quarter. In addition, we added 798,000 branded postpaid phone customers in the quarter and expect to capture over 250% of the industry's postpaid phone growth. The continued success at MetroPCS, the industry’s #1 prepaid brand, helped deliver 386,000 prepaid net additions. As result of the strong customer growth, we grew service revenues by 11% year-over-year in Q1 2017, in a quarter where all of our peers are expected to show declines. This level of consistent outperformance continues to distinguish T-Mobile from the competition, and our outlook for 2017 shows that we plan to continue producing strong customer and financial growth.

"We’ve been beating up on the competition for over 4 years now while making wireless better for consumers," said John Legere, President and CEO of T-Mobile. "Q1 was no different with T-Mobile again producing the best customer and financial growth in the industry. Add to that our recent success in the 600 MHz spectrum auction and it’s clear we’re just getting started!"

Industry-Leading Customer Growth
T-Mobile has developed a winning Un-carrier formula built around listening to customers and solving their pain points. For more than four years, we have completely disrupted the wireless industry and forced the competition to change. To date, T-Mobile has launched 13 consumer-friendly Un-carrier moves including the elimination of annual service contracts, ending overages, enabling upgrades anytime, free international data roaming in over 140 countries and destinations, unlimited music and video streaming, and offering all unlimited data plans with taxes and fees included. Customers have responded and continue to choose T-Mobile over the competition.

(in thousands, except churn)	Q1 2017	Q4 2016	Q1 2016
Total net customer additions	1,142	2,101	2,221
Branded postpaid net customer additions	914	1,197	1,041
Branded postpaid phone net customer additions	798	933	877
Branded prepaid net customer additions	386	541	807
Branded postpaid phone churn	1.18%	1.28%	1.33%

•
Total net customer additions were 1.1 million in Q1 2017, bringing our total customer count to 72.6 million. This was the 16th consecutive quarter in which T-Mobile generated more than 1 million total net customer additions.

•	Branded postpaid net additions were 914,000 in Q1 2017, which is expected to lead the industry yet again.

•
Branded postpaid phone net additions were 798,000 in Q1 2017, driven by strong customer response to our Un-carrier initiatives. Q1 2017 is expected to mark the 13th consecutive quarter that T-Mobile has led the industry in this category. Branded postpaid phone churn was a record low of 1.18% in Q1 2017, down 10 basis points from Q4 2016 and down 15 basis points from Q1 2016.

•
Branded prepaid net additions were 386,000 in Q1 2017, driven by the continued success of the MetroPCS brand. Branded prepaid churn was 4.01% in Q1 2017, up 7 basis points from Q4 2016 and up 17 basis points from Q1 2016.

•	Wholesale net losses were 158,000 in Q1 2017. We expect wholesale revenue growth in 2017 even as our MVNO partners continue to de-emphasize Lifeline in favor of higher ARPU customer categories.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Industry-Leading Financial Growth
It’s not just about gaining customers, it’s also about creating value for shareholders. T-Mobile continues to focus on translating its incredible customer growth into financial growth - and that’s clearly showing up in our Q1 2017 results.

(in millions, except EPS)	Q1 2017	Q4 2016	Q1 2016	Q1 2017 vs. Q4 2016	Q1 2017 vs. Q1 2016
Total service revenues	$7,329	$7,245	$6,578	1%	11%
Total revenues (1)	9,613	10,234	8,664	(6)%	11%
Net income	698	390	479	79%	46%
Diluted EPS	0.80	0.45	0.56	78%	43%
Adjusted EBITDA (1)	2,668	2,607	2,814	2%	(5)%

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. The effects of this change in accounting principle are provided in the financial tables.

•
Service revenues increased 11% in Q1 2017 to $7.3 billion. This is expected to mark the 12th consecutive quarter that T-Mobile has led the industry in year-over-year service revenue percentage growth. Total revenues increased by 11% in Q1 2017 to $9.6 billion. This is expected to mark the 15th quarter in the past 4 years that T-Mobile has led the industry in total revenue percentage growth.

•
Branded postpaid phone Average Revenue per User (ARPU) was $47.53 in Q1 2017, up 2.9% from Q1 2016 primarily due to benefits from Data Stash, a net positive impact from the T-Mobile ONE rate plans, inclusive of Un-carrier Next, and the MVNO Transaction. T-Mobile continues to expect that branded postpaid phone ARPU in full-year 2017 will be generally stable compared to full-year 2016, with some quarterly variations driven by the actual migrations to T-Mobile ONE rate plans, inclusive of Un-carrier Next.

•
Branded prepaid ARPU was a record $38.53 in Q1 2017, up 2.5% from Q1 2016 from the continued growth of MetroPCS customers, a de-emphasis of T-Mobile legacy prepaid products and a decrease in certain customers that had lower average branded prepaid ARPU.

•
Net income increased 46% year-over-year in Q1 2017 to $698 million. Net income as a percentage of service revenue was 9.5% in Q1 2017, up from 7.3% in Q1 2016. Excluding after-tax spectrum gains of $23 million and $406 million in Q1 2017 and Q1 2016, respectively, as well as $270 million in net tax benefits recognized in Q1 2017 related to a valuation allowance release, net income would have increased $332 million or 455%.

•	Diluted Earnings per share (EPS) increased by $0.24 year-over-year in Q1 2017 to $0.80. Excluding the after-tax spectrum gains and net tax benefits discussed above, EPS increased by $0.38.

•
Adjusted EBITDA decreased by 5% year-over-year in Q1 2017 to $2.7 billion. Excluding pre-tax spectrum gains of $37 million in Q1 2017 and $636 million Q1 2016, the year-over-year growth in Adjusted EBITDA was 21%. Adjusted EBITDA margin, excluding spectrum gains, was 36% in Q1 2017, up from 33% in Q1 2016.

•	Cash capital expenditures increased by 14% year-over-year in Q1 2017 to $1.5 billion. Cash capital expenditures includes capitalized interest of $48 million in Q1 2017 and $36 million in Q1 2016.

•
Net cash provided by operating activities was $1.7 billion in Q1 2017, an increase of $688 million year-over-year primarily from changes in working capital. Free cash flow increased by $495 million to $185 million in Q1 2017 from an outflow of $310 million in Q1 2016 despite higher year-over-year cash capital expenditures.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Recent 600 MHz spectrum win is a game changer for wireless consumers
The 600 MHz auction is a huge win for consumers and for T-Mobile. We recently announced our largest investment ever by purchasing an average of 31 MHz of 600 MHz low-band spectrum covering 100% of the U.S. for $8.0 billion or $0.83 per MHz / POP. This spectrum will be used to strengthen existing LTE coverage and increase capacity to meet customers' growing demand for mobile data. T-Mobile expects that at least 10 MHz covering over one million square miles will be clear in 2017 and we will begin to put this new spectrum to use to benefit T-Mobile and MetroPCS customers later this year. With this purchase, T-Mobile now has significantly more low-band spectrum per customer than any other major provider and nearly TRIPLE the low-band spectrum per postpaid customer compared to Verizon.* Overall, this spectrum increases our total spectrum portfolio by 39% and sets the stage for continued business momentum.

T-Mobile provides 4G LTE coverage to 314 million people today, and is targeting to provide 321 million people with 4G LTE coverage by year-end 2017. We continue to increase the depth, breadth and functionality of our LTE network by adding new spectrum, re-farming existing spectrum, and implementing new technology. Collectively, these network advancements help provide even further improved network performance and reliability for T-Mobile's customers.

T-Mobile has substantially completed the deployment of its 700 MHz A-Block spectrum with the recent launch of Chicago. "Extended Range LTE" is now live in over 530 market areas covering 269 million people. Our network expansion provides a unique ability to grow our distribution footprint by 30 to 40 million POPs. We plan to open 3,000 stores in 2017, including 1,500 T-Mobile stores and 1,500 MetroPCS stores.

At the end of Q1 2017, approximately 71% of then-owned spectrum was being used for 4G LTE compared to 54% in Q1 2016. We expect to continue to re-farm spectrum currently committed to 2G and 3G technologies. Re-farmed spectrum enables T-Mobile to continue expanding Wideband LTE, which currently covers 235 million people. During Q1 2017, we continued to deploy and expand new technologies like VoLTE, Carrier Aggregation, and 4x4 MIMO that have delivered material capacity benefits to both customers and the T-Mobile network.

All of these improvements have enabled T-Mobile’s 4G LTE network to be the fastest in the nation based on both download and upload speeds from millions of user-generated tests. This is the thirteenth consecutive quarter that we have held the title for fastest LTE network.

Continued strong outlook for 2017
T-Mobile’s 2017 guidance shows that we plan to continue with strong growth in customers, Adjusted EBITDA, net cash provided by operating activities and free cash flow.

Branded postpaid net customer additions for full-year 2017 are now expected to be between 2.8 and 3.5 million, an increase from the previous guidance range of 2.4 and 3.4 million. While net income is not available on a forward looking basis, we are maintaining our target of between $10.4 and $10.8 billion in Adjusted EBITDA, which includes leasing revenues of $0.8 to $0.9 billion.

Cash capital expenditures guidance, excluding capitalized interest, is unchanged at $4.8 to $5.1 billion. Three-year CAGRs for net cash provided by operating activities and free cash flow from full-year 2016 to full-year 2019 also remain unchanged at 15% to 18% and 45% to 48%, respectively.

________________________________________________________________

*
Spectrum holdings include the 31 MHz of 600 MHz low-band spectrum that we have committed to purchase for which license grants are expected to be made at the conclusion of the FCC’s standard post-auction licensing process.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q1 2017 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. Our advanced nationwide 4G LTE network delivers outstanding wireless experiences to 72.6 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q1 2017 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	April 24, 2017
Time:	4:30 p.m. (EDT)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	4867010

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:

Text:	Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:	Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:	Post a comment to John Legere’s Facebook Earnings post

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 4867010.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, store openings, deployment of spectrum and expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: adverse economic or political conditions in the U.S. and international markets; competition in the wireless services market, including new competitors entering the industry as technologies converge; the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry; challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; difficulties in managing growth in wireless data services, including network quality; material changes in available technology; the timing, scope and financial impact of our deployment of advanced network and business technologies; the impact on our networks and business from major technology equipment failures; breaches of our and/or our third party vendors’ networks, information technology and data security; natural disasters, terrorist attacks or similar incidents; existing or future litigation; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks; any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; the ability to make payments on our debt or to repay our existing indebtedness when due; adverse change in the ratings of our debt securities or adverse conditions in the credit markets; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission (“SEC”), may require, which could result in an impact on earnings; and changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; and other risks described in our filings with the SEC, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Effect of Change in Accounting Principle
(Unaudited)

Effective January 1, 2017, we began presenting the amortization of the imputed discount on our Equipment Installment Plan (“EIP”) receivables as Other revenue on our Condensed Consolidated Statements of Comprehensive Income. Prior to the change, the imputed interest was presented as Interest income. We made this change to provide a better representation of amounts earned from our major ongoing operations, align with industry practice and enhance comparability. We have applied this change in accounting principle retrospectively and presented the effect of the change in the table below. For additional information, see Note 1 - Basis of Presentation of the Notes to the Consolidated Financial Statements included in Part I, Item 1 of our Form 10-Q filed April 24, 2017.

	Quarter
(in millions, except for Adjusted EBITDA margin and Net Debt Ratio)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
EIP imputed discount	$65	$65	$59	$59	$62

Other revenue - as adjusted	$235	$211	$224	$249	$241
Other revenues - unadjusted	170	146	165	190	179

Total revenues - as adjusted	$8,664	$9,287	$9,305	$10,234	$9,613
Total revenues - unadjusted	8,599	9,222	9,246	10,175	9,551

Interest income - as adjusted	$3	$3	$3	$4	$7
Interest income - unadjusted	68	68	62	63	69

Operating income - as adjusted	$1,168	$833	$1,048	$1,001	$1,037
Operating income - unadjusted	1,103	768	989	942	975

Adjusted EBITDA - as adjusted	$2,814	$2,529	$2,689	$2,607	$2,668
Adjusted EBITDA - unadjusted	2,749	2,464	2,630	2,548	2,606

Adjusted EBITDA margin - as adjusted	43%	37%	38%	36%	36%
Adjusted EBITDA margin - unadjusted	42%	36%	37%	35%	36%

Last twelve months Adjusted EBITDA - as adjusted	$9,124	$9,723	$10,396	$10,639	$10,493
Last twelve months Adjusted EBITDA - unadjusted	8,754	9,401	10,123	10,391	10,248

Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - as adjusted	2.2	2.3	2.2	2.1	2.2
Net Debt (excluding Tower Obligations) to LTM Adjusted EBITDA Ratio - unadjusted	2.3	2.3	2.2	2.1	2.2

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast net income on a forward looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, income tax expense, stock based compensation expense, interest expense and interest income. We made an accounting change in 2017 to include imputed interest associated with EIP receivables in Other revenues which will be included in Adjusted EBITDA.

Adjusted EBITDA is reconciled to net income as follows:

	Quarter
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Net income	$479	$225	$366	$390	$698
Adjustments:
Interest expense	339	368	376	335	339
Interest expense to affiliates	79	93	76	64	100
Interest income (1)	(3)	(3)	(3)	(4)	(7)
Other expense (income), net	2	3	1	—	(2)
Income tax expense (benefit)	272	147	232	216	(91)
Operating income(1)	1,168	833	1,048	1,001	1,037
Depreciation and amortization	1,552	1,575	1,568	1,548	1,564
Cost of MetroPCS business combination (2)	36	59	15	(6)	—
Stock-based compensation (3)	53	61	57	64	67
Other, net (3)	5	1	1	—	—
Adjusted EBITDA(1)	$2,814	$2,529	$2,689	$2,607	$2,668

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See the Effect of Change in Accounting Principle table for further detail.

(2)	Beginning Q1 2017, we will no longer separately present Cost of MetroPCS business combination as it is insignificant.

(3)
Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements. Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile's ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of T-Mobile's ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months Adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016	Mar 31, 2017
Short-term debt	$365	$258	$325	$354	$7,542
Long-term debt to affiliates	5,600	5,600	5,600	5,600	9,600
Long-term debt	20,505	21,574	21,825	21,832	13,105
Less: Cash and cash equivalents	(3,647)	(5,538)	(5,352)	(5,500)	(7,501)
Less: Short-term investments	(2,925)	—	—	—	—
Net Debt (excluding Tower Obligations)	$19,898	$21,894	$22,398	$22,286	$22,746
Divided by: Last twelve months Adjusted EBITDA (1)	$9,124	$9,723	$10,396	$10,639	$10,493
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio (1)	2.2	2.3	2.2	2.1	2.2

(1)
The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Change in Accounting Principle table for further detail.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Free cash flow is calculated as follows:

	Quarter
(in millions)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Net cash provided by operating activities	$1,025	$1,768	$1,740	$1,602	$1,713
Cash purchases of property and equipment	(1,335)	(1,349)	(1,159)	(859)	(1,528)
Free Cash Flow	$(310)	$419	$581	$743	$185
Net cash used in investing activities	$(1,860)	$(667)	$(1,859)	$(1,294)	$(1,550)
Net cash provided by (used in) financing activities	$(100)	$790	$(67)	$(160)	$1,838

Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Free cash flow three-year CAGR is calculated as follows:

	FY	FY
(in millions, except CAGR Range)	2016	2019 Guidance Range		CAGR Range
Net cash provided by operating activities	$6,135	$9,400	$10,000	15%	18%
Cash purchases of property and equipment	(4,702)	(5,000)	(5,400)	2%	5%
Free Cash Flow	$1,433	$4,400	$4,600	45%	48%

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Operating Measures to Branded Postpaid Service Revenues
(Unaudited)

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

	Quarter
(in millions, except average number of customers, ARPU and ABPU)	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725
Less: Branded postpaid mobile broadband revenues	(182)	(193)	(193)	(205)	(225)
Branded postpaid phone service revenues	$4,120	$4,316	$4,454	$4,475	$4,500
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	29,720	30,537	30,836	30,842	31,564
Branded postpaid phone ARPU	$46.21	$47.11	$48.15	$48.37	$47.53

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$4,302	$4,509	$4,647	$4,680	$4,725
EIP billings	1,324	1,344	1,394	1,370	1,402
Lease revenues	342	367	353	354	324
Total billings for branded postpaid customers	$5,968	$6,220	$6,394	$6,404	$6,451
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	32,140	33,125	33,632	33,839	34,740
Branded postpaid ABPU	$61.90	$62.59	$63.38	$63.08	$61.89

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,025	$2,119	$2,182	$2,227	$2,299
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	17,962	18,662	19,134	19,431	19,889
Branded prepaid ARPU	$37.58	$37.86	$38.01	$38.20	$38.53

Average Revenue Per User (ARPU) - Average monthly service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenues earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's postpaid customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com